Exhibit 99.1

OSR Holdings Executes Definitive $815 Million Global License Agreement for VXM01 with BCM Europe

Largest shareholder pledges entire equity stake as collateral for milestone obligations, reinforcing alignment with public shareholders

Bellevue, WA — April 29, 2026 — OSR Holdings, Inc. (NASDAQ: OSRH) today announced that it has entered into a definitive global exclusive license agreement (the “Agreement”) with BCM Europe AG (“BCME”) for the development, commercialization, and potential sublicensing of VXM01, its Phase 3-ready oral immunotherapy targeting VEGFR-2.

The Agreement builds on the previously disclosed binding term sheet and establishes a structured framework to advance VXM01, with alignment across OSRH, its largest shareholder BCME, and public shareholders.

“This agreement establishes a clear, accountable framework for the development of VXM01,” said Peter Hwang, CEO of OSRH. “It ensures OSR Holdings shareholders participate directly in value creation, while BCME remains accountable for its financial commitments.”

Transaction Overview

•	License: BCME receives an exclusive global license to develop, manufacture, commercialize, and sublicense VXM01

•	Milestones: OSRH to receive up to $815 million in milestone payments tied to clinical, regulatory, and commercial achievements

•	IP Ownership: OSRH to acquire full VXM01 IP from Vaximm AG under a $30 million asset purchase agreement

•	Royalties: OSRH to receive 100% of downstream royalties after BCME recovers its investment and preferred return

•	Security: BCME and affiliates pledge 100% of their OSRH shares as collateral for milestone obligations

•	Governing Law: Switzerland (Canton of Basel)

BCME is the Company’s largest shareholder. Accordingly, the Agreement constitutes a related party transaction and was approved by the Board, including independent directors, following consideration of an independent fairness opinion provided by Avance Life Sciences.

Taken together, these economics position OSRH to capture the long-term value created through VXM01’s development and commercialization.

Alignment Through Equity Pledge

Under a separate Pledge Agreement, BCME and affiliates have pledged their entire unencumbered shareholding in OSRH, representing approximately 29.7% as of the signing date, as collateral for the performance of milestone payment obligations of up to $815 million. This structure is designed to:

•	Provide assurance of BCME’s financial commitments under the Agreement

•	Align the economic interests of the largest shareholder with those of public shareholders

•	Support milestone performance through a collateral-backed mechanism under the Pledge Agreement

“The decision by BCME to pledge its entire stake as collateral reflects strong conviction in the clinical and commercial potential of VXM01,” said Tim Smith, Head of Investor Relations. “It aligns all shareholders around advancing this program toward commercialization and delivering meaningful new treatment options to patients.”

BCME will actively support development of VXM01 and at the same time engage leading global pharmaceutical partners to secure a sublicensing transaction. With economic returns dependent on downstream monetization and its entire OSRH stake pledged as collateral, BCME is structurally incentivized to advance VXM01 and execute a competitive partnering process focused on maximizing value for OSRH shareholders.

Additional Value Mechanism: Put Option

The Agreement also includes a put option under which OSRH may require BCME to purchase up to $15 million of OSRH common stock at a price of $10.00 per share, exercisable no earlier than six months following the effective date. This feature provides additional capital flexibility and further underscores BCME’s long-term commitment to OSRH.

About VXM01

VXM01 is a clinical-stage oral immunotherapy targeting VEGFR-2, designed to induce a targeted immune response against tumor vasculature and modulate the tumor microenvironment. The program has demonstrated encouraging clinical activity and immune activation in studies in glioblastoma and pancreatic cancer, two of the most aggressive and treatment-resistant solid tumors. VXM01 is being developed by Vaximm AG, a wholly owned subsidiary of OSR Holdings.

About BCM Europe AG

BCM Europe AG is a Switzerland-based life sciences investment entity and the largest shareholder of OSR Holdings.

About OSR Holdings

OSR Holdings, Inc. (NASDAQ:OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in health and wellness. Through its subsidiaries, OSR Holdings engages in immuno-oncology, regenerative biologics, and medical device technologies to improve health outcomes worldwide. Learn more at www.OSR-Holdings.com.

Investor Contact

OSR Holdings, Inc.
Investor Relations
ir@osr-holdings.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expected development, milestone payments, sublicensing activities, and the potential benefits of the Agreement. These statements are subject to risks and uncertainties, including clinical, regulatory, and market risks, and actual results may differ materially. OSR Holdings undertakes no obligation to update forward-looking statements except as required by law.

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